Exhibit 10.1
Molina Contract Amendment
AGREEMENT NO. PSC: 06-630-8000-0010 A2
Between the State of New Mexico Human Services Department
and Molina Healthcare
Amendment No. 2 (“Amendment”) is entered into by and between the New Mexico Human Services Department (hereinafter referred to “HSD”) and Molina Healthcare (hereinafter referred to as “CONTRACTOR” OR “MCO”).
     WHEREAS, the parties have previously entered into an Agreement PSC: 06-630-8000-0010 Approved by the Department of Finance and Administration (DFA) on July 1, 2005 (the “Agreement”) and
     WHEREAS, Article 37 of the Agreement allows for amendment of the Agreement; and
     WHEREAS, the parties have determined that the term of the Agreement should be extended for an additional year; and
     WHEREAS, HSD released a request for proposals (“RFP”) to provide Medicaid managed care services, including Health Insurance Flexibility and Affordability (HIFA) 1115 waiver, also known as State Coverage Insurance (“SCI”), for HSD’s Medical Assistance Division (“MAD”); and
     WHEREAS, CONTRACTOR was selected by HSD in connection with the RFP process as a party to provide SCI services and the parties entered into a separate agreement to provide SCI services, such agreement known as, State Coverage Insurance Agreement No. PSC: 06-630-8000-0024, as amended (“SCI Contract”); and
     WHEREAS, the parties have determined that it would be beneficial to coordinate certain aspects of the Agreement and the SCI Contract wherever appropriate, including but not limited to Article 2, Section 2.14, regarding Care Coordination and the requirement that the CONTRACTOR coordinate with the SE; and Article 19 — Subcontracts; and
     WHEREAS, the parties recognize that the SCI program will be governed solely by the SCI contract and the Salud! program will be governed by this Agreement, as amended; and
     WHEREAS, changes to Federal or State law and regulation require certain changes to the Agreement; and

     WHEREAS, based on the parties’ experience since implementation of the Agreement, the parties have agreed to certain changes in the Agreement beneficial to the Agreement’s goals;
     NOW THEREFORE, the parties do amend the Agreement as follows:
1.	All terms, definitions and conditions stated in the Agreement and not modified by this Amendment shall remain in full force and effect. This Amendment shall become effective July 1, 2007, provided it has been approved by the Department of Finance and Administration, and the U.S. Department of Health and Human Services, Center for Medicare/Medicaid Services (CMS). Any reference to CMS in this document is a reference to the agency formerly known as Health Care Financing Administration (HCFA);

2.	In the event of a conflict between the Agreement as amended herein and the regulations promulgated by the Code of Federal Regulations (CFR) for managed care organizations (MCOs) and HSD, the federal and state regulations will prevail. This Agreement, as amended, will take precedence when delays in the promulgation of regulations present operational barriers in the performance of this Agreement. HSD/MAD agrees that, in the event of a material conflict between this Agreement and any regulation effective after the date of execution of this Agreement, the parties shall have the right to renegotiate to reach a mutually agreeable resolution of the conflict and to memorialize that agreement.
     IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date of execution by the State Contracts Officer, below.
Article 2 (SCOPE OF WORK) Section 2.1.(1). is amended to read as follows:
The CONTRACTOR shall perform professional services, including, but not necessarily limited to, the following:
2.1	PROGRAM ADMINISTRATION
(1)	Member Services
HSD/MAD shall implement procedures governing the following activities by the CONTRACTOR or entities acting on behalf of the CONTRACTOR: Development of information and educational media; provision of materials explaining the enrollment options and process to potential members; and provision of informational presentations to eligible members, members, member advocates and other interested parties.

The CONTRACTOR shall have a member services function that coordinates communication with members and acts as a member advocate. There should be sufficient staff to allow members to resolve problems or inquiries.
The CONTRACTOR’S applicable staff shall meet, as requested, with HSD/MAD staff on a periodic basis. These meetings are to plan outreach and Medicaid enrollment activities and events which will be jointly conducted by the CONTRACTOR and HSD/MAD staff.
Article 2 (SCOPE OF WORK) Section 2.1.(2).C.ii. is amended to read as follows:
2.1.(2).C.ii.	define and submit annually to HSD/MAD a written copy of the UM program description, UM plan and UM evaluation in which:
(a)	the UM description includes the program structure and accountability mechanisms;

(b)	the UM plan supports the goals described in the UM program description. The plan will define specific indicators that will be used for periodic performance tracking and trending and processes or mechanisms for assessment and intervention, based on principles of continuous quality improvement; and

(c)	a comprehensive UM program evaluation includes an evaluation of the overall effectiveness of the UM plan including the impact of the plan on the quality of utilization management and administrative activities. The evaluation requires an overview of the UM activities and an analysis of any impact from the previous reporting period. The review and analysis will be used in the development of the following year’s UM plan.
Article 2 (SCOPE OF WORK) Section 2.1.(2).F.ii.(a). is amended to read as follows:
2.1.(2).F.ii.	(a)	objectives, scope, and Performance Improvement Projects (PIP) plan and activities consistent with federal regulation and Quality Assessment and Performance Improvement Program requirements for PIP and

Performance Measurement Program as per 42 CFR 438.240. For more detailed information refer to “EQRO Managed Care Organization Protocol” found at http://www.cms.hhs.gov/MedicaidManagCare/.
Article 2 (SCOPE OF WORK) Section 2.1.(2).G.ii. is amended to read as follows:
2.1.(2).G.ii.	have an annual QI work plan that includes immediate objectives for each contract period and long-term objectives for the entire contract period. This work plan shall contain the scope of the objectives, activities planned, timeframe, data indicators for tracking performance and other relevant information;
Article 2 (SCOPE OF WORK) Section 2.1.(2).G.ix. is amended to read as follows:
2.1.(2).G.ix.	have written policies and procedures for continuity and coordination of care as they relate to the delivery of physical health services and coordinating care for ISHCN with the Single Statewide Entity (SE) and/or other state departments;
Article 2 (SCOPE OF WORK) Section 2.1.(2)J.iv. is amended to read as follows:
2.1.(2).J.iv.	an evaluation of the overall effectiveness of the QI program, used for the development of the following year’s plan.
Article 2 (SCOPE OF WORK) Section 2.1.(2).N.i. and ii. is amended to read as follows:
2.1.(2).N.i.	HSD/MAD shall retain the services of an EQRO in accordance with the Social Security Act, Section 1902 (a)(30) [C], and the CONTRACTOR shall cooperate fully with that organization and prove to that organization the CONTRACTOR’S adherence to HSD/MAD’s managed care regulations and quality standards as set forth in MAD Policy Section 8.305.8.
2.1.(2).N.ii.	HSD/MAD shall also contract with an EQRO to audit a statistically valid sample of the CONTRACTOR’S physical health UM decisions, including authorizations, reductions, terminations and denials. This audit is intended to determine if authorized service levels are appropriate with respect to accepted standards of clinical care. The EQRO will audit the CONTRACTOR’S Performance Improvement Project (PIP) and Performance Measurement Programs based on CMS criteria. The CONTRACTOR shall cooperate fully with that organization.

Article 2 (SCOPE OF WORK) Section 2.1.(2).P. is amended to read as follows:
2.1.(2).P.	Disease Management

Disease management is a comprehensive plan following nationally recognized components for chronic disease interventions including population identification/stratification process, collaborative practice models, patient self-management education process, evidence-based practice guidelines, process and outcomes measurements, and internal quality improvement processes.

Disease management (DM) applies a strategy of delivering health services using interdisciplinary clinical teams, continuous analysis of relevant data, and cost-effective technology to improve the health outcomes of individuals with specific diseases. HSD/MAD seeks to improve the health status of all individuals in the population with specific diseases. DM programs and Performance Measures are two of the tools that HSD/MAD has chosen to use to measure the CONTRACTOR’S ability to impact health outcomes. Examples of chronic illnesses/diseases are: Diabetes, Cardiovascular Disease, Chronic Obstructive Pulmonary Disease, Obesity and Asthma. HSD/MAD expects that each CONTRACTOR shall improve its ability to manage chronic illness to meet the goals set by HSD/MAD for DM.
Article 2 (SCOPE OF WORK) Section 2.1.(2).R. is amended to read as follows:
2.1.(2).R.	Managed Care Performance Measures for 2007 Salud! Managed Care Program
i.	Managed Care Performance Measures:

The CONTRACTOR will be provided with a copy of the HSD/MAD’s performance measures and relative portions of the HSD/MAD Strategic Plan.

For capitation payments made on or after June 30 of the applicable contract year, the CONTRACTOR shall withhold one-half of one percent (0.5%), net of premium taxes, of HSD/MAD’s capitation payments and hold such funds on HSD/MAD’s behalf. The withheld funds shall be released to the CONTRACTOR, employing a Pay for Performance methodology, no sooner than July 1st and no later than October 31st after the applicable contract year only if, in the judgment of HSD/MAD, performance targets in the contract are achieved.

HEDIS will be the methodology used for all performance measures, unless HSD/MAD determines to use a non-HEDIS methodology or a HEDIS measure does not exist.

For those performance measures utilizing a HEDIS methodology, HSD/MAD agrees that the measures will be evaluated using the HEDIS technical specifications applicable to the measurement year.

For those measures that HSD/MAD determines to use a non-HEDIS measure, or for which a HEDIS measure does not exist, HSD/MAD will provide the CONTRACTOR the methodology to be used to measure the CONTRACTOR’S performance before July 1 of the applicable contract year.

The CONTRACTOR shall collaborate with HSD/MAD in all approaches to conduct performance measure and quality improvement activities and all reporting requirements established by the New Mexico Legislature.

Withheld funds shall be released to the CONTRACTOR based on the following scoring system for each of the performance measures listed below:
(a)	PM #1 — Annual Dental Visit (Combined Rate) shall be worth 10 points;

(b)	PM #2 — Breast Cancer Screening shall be worth 10 points;

(c)	PM #3 — Comprehensive Diabetes Care (HbA1c Testing) shall be worth 10 points;

(d)	PM #4 — Well Child visits in the first fifteen (15) months of life shall be worth 5 points; Well Child visits for ages three, four, five and six years of age shall be worth 5 points;

(e)	PM #5 — Children and Adolescents Access to Primary Care Practitioners (PCPs) ages twelve (12) to twenty-

four (24) months shall be worth 2.5 points; ages twenty-five (25) months through six (6) years shall be worth 2.5 points; ages seven (7) through eleven (11) shall be worth 2.5 points; and ages twelve (12) through nineteen (19) years shall be worth 2.5 points;

(f)	PM #6 — Childhood Immunization Status (Combo 2) shall be worth 10 points;

(g)	PM #7 — Use of Appropriate Medications for People with Asthma ages five to nine years shall be worth 5 points; ages ten (10) through seventeen (17) years shall be worth 5 points;

(h)	PM #8 — Cervical Cancer Screening shall be worth 10 points;

(i)	PM #9 — Encounter Data Reporting shall be worth 10 points; and

(j)	PM #10 — Timely submission, accuracy, and analysis of HSD/MAD required reports shall be worth 10 points.
The percentage of the CONTRACTOR’S withheld funds to be released shall be calculated by summing all earned points, dividing the sum by one hundred (100), and converting to a percentage (Withheld Percentage). No partial number of points will be assigned if the CONTRACTOR fails to completely meet performance measures described in (a) through (i) above, except with respect to performance measure (j) PM #10. Compliance relative to timely submission, accuracy and analysis will be considered based upon quarterly submissions and such criteria shall be applied consistently across all MCOs. The CONTRACTOR shall comply with all PM #10 requirements or be liable to lose between two and one half (2.5) points per quarter and ten (10) points annually. The maximum penalty will be assessed for repeated noncompliance within the applicable contract year. Other penalties or sanctions may be imposed for incomplete, inaccurate or untimely reports/analysis. HSD/MAD staff shall notify the CONTRACTOR, in writing, of changes to required reports at least forty-five (45) business days prior to implementing the reporting change. The CONTRACTOR shall he held harmless if HSD/MAD fails to meet this requirement for any changes to existing reports. However, the CONTRACTOR is not otherwise relieved of any responsibility for the submission of late, inaccurate, or otherwise incomplete reports (See section 2.12.(1).D. Reporting). Points assigned for the other performance measures will be all or none (e.g., ten (10) points or zero (0)).

To the extent that the following performance measures are not based on HEDIS measures, the parties agree that the measure shall be evaluated based on the standard reports for such measures already submitted to HSD/MAD by the CONTRACTOR, provided that HSD/MAD shall have the right to audit and validate the information or results as reported by CONTRACTOR.

ii.	Performance Measures Requirements:

The performance measures shall be evaluated using the following criteria:
(a)	PM #1 — Annual Dental Visit (Combined Rate)

The percentage of enrolled members two to twenty-one years of age, who had at least one dental visit during the measurement year. The final audited HEDIS score for the Dental Care Combined Rate will be fifty percent (50%) or greater.

(b)	PM #2 — Breast Cancer Screening

The percentage of enrolled women 40 through 69 years of age who had a mammogram to screen for breast cancer during the measurement period. The final audited HEDIS score for the Breast Cancer Screening will be fifty-three percent (53%) or greater.

(c)	PM #3 — Comprehensive Diabetes Care (HbA1c Testing)

The percentage of members eighteen (18) through seventy-five (75) years of age with diabetes (Type 1 and Type 2) who had an HbA1c Test during the measurement year. The final audited HEDIS score for the Comprehensive Diabetes Care (HbA1c Testing) will be eighty-two percent (82%) or greater.

(d)	PM #4 — Well Child Visits

The percentage of enrolled members who turned fifteen (15) months during the measurement year who had six (6) or more Well Child visits with a primary care practitioner during the first fifteen (15) months of life. And the percentage of enrolled members who were three (3) through six (6) years of age who received one or more Well Child visits with a primary care practitioner during the measurement year. The final audited HEDIS score for Well Child visits in the first fifteen (15) months of life will be forty-five percent (45%) or greater. Well Child visits for ages three, four, five and six years of age will be sixty-two percent (62%) or greater.

(e)	PM #5 — Children and Adolescents Access to Primary Care Practitioners (PCPs)

The percentage of enrollees twelve (12) to twenty-four (24) months, and twenty-five (25) months through six (6) years who had a visit with a primary care practitioner during the measurement year. Ages seven (7) through eleven (11) years, and twelve (12) through nineteen (19) years who had a visit with a primary care practitioner during the measurement year or the year prior to the measurement year. The final audited HEDIS score for Children Access to Primary Care Practitioners for ages twelve (12) months to twenty-four (24) months will be ninety-two percent (92%) or greater; ages twenty-five (25) months to six (6) years will be eighty-one percent (81%) or greater; ages seven (7) to eleven (11) years will be eighty-two percent (82%) or greater; ages twelve (12) through nineteen (19) years will be seventy-nine percent (79%) or greater.

(f)	PM #6 — Childhood Immunizations (Combo 2)

The percentage of children two (2) years of age who received Combo 2 immunizations on or before their second birthday. The final audited HEDIS score for Childhood Immunizations Status (Combo 2) will be seventy-six percent (76%) or greater.

(g)	PM #7: Use of Appropriate Medications for People with Asthma

The percentage of members five (5) through nine (9) years of age, and ten (10) through seventeen (17) years of age, who are identified as having persistent asthma and who were appropriately prescribed medication during the measurement year. The final audited HEDIS score for Use of Appropriate Asthma Medications ages five (5) to nine (9) years of age will be eighty-six percent (86%) or greater; for ages ten (10) to seventeen (17) years of age will be eighty-six percent (86%).

(h)	PM #8 — Cervical Cancer Screening.

The percentage of enrolled women 21 through 64 years of age who received one or more Pap tests to screen for cervical cancer during the measurement period. The final audited HEDIS score for the Cervical Cancer Screening will be sixty-nine percent (69%) or greater.

(i)	PM #9 — Encounter Data Reporting

The CONTRACTOR shall submit 99 percent (99%) of all required encounter data on a timely basis for submissions and necessary re-submissions as set forth in the Contract. The submissions and required re-submissions shall have an annual error rate of three percent (3%) or less for at least ninety percent (90%) of the files.

(j)	PM #10 — Timely Submission, Accuracy, and Analysis of HSD/MAD Required Reports

The CONTRACTOR shall achieve and maintain compliance with all format and content changes required by HSD/MAD reports. The CONTRACTOR shall submit a systems analysis of the data interpretation (i.e., tracking and trending). “Timely submission” shall mean that the report was submitted on or before the date it was due. “Accuracy” shall mean the report was substantially prepared according to the specific written guidance, including reporting template, provided by HSD/MAD to the CONTRACTOR. The CONTRACTOR shall not be penalized if an error in a previously submitted report is identified by the CONTRACTOR and reported to HSD/MAD prior to HSD/MAD’s identification of the error. Corrected reports in this type of situation will be submitted to HSD/MAD in a timeframe determined by HSD/MAD after consulting with the CONTRACTOR.
iii.	Retention and Release of Withheld Funds
(a)	The retention of funds withheld shall be accomplished as follows:

The CONTRACTOR shall place all funds described in section R.i. (Managed Care Performance Measures) in a separate account and shall provide to HSD/MAD a monthly statement of the account in order to verify that the withheld funds are being maintained during the period of time specified in this contract.

(b)	The release of the funds withheld shall be made as follows:

The funds in the withheld funds account shall be released for use by the CONTRACTOR only after HSD/MAD has submitted in writing that in HSD/MAD’s judgment, the performance targets in the contract have been achieved for the period of time specified in the contract. HSD/MAD shall provide written confirmation no sooner than July 1 and no later than October 31, of the appropriate contract year, or within thirty (30) days of verification, whichever comes first.

(c)	The release of funds withheld shall be calculated by taking the amount of capitation payments withheld by the CONTRACTOR pursuant to section R.i. as of June 30th of the applicable contract year and multiplying by the Withheld Percentage for the applicable contract year.

(d)	Funds remaining in the withheld funds account as a result of the CONTRACTOR’S inability to meet performance goals shall be released by HSD/MAD to the CONTRACTOR and be entirely appropriated to the following two initiatives. The final distribution of the dollars for these initiatives shall be determined by HSD/MAD. The CONTRACTOR shall submit a report detailing all expenditures to HSD/MAD on a quarterly basis until all funds are disbursed.
1.	The purpose of the Pay for Performance (P4P) Program is to recognize and reward providers who share HSD/MAD’s commitment to improving health, achieving superior clinical outcomes, and reducing administrative burdens to increase clinical care time.
It is the intent of HSD/MAD to improve immunization rates for all children through a collaborative effort involving the CONTRACTOR, the Department of Health, local health departments, and a spectrum of key stakeholders across the state.
The CONTRACTOR will work with HSD/MAD to develop a P4P initiative to improve the state immunization rate by (a) providing the immunization and (b) reporting immunizations.
The CONTRACTOR, in conjunction with HSD/MAD shall establish and implement measures that can be compared to national data and evaluate progress towards attaining the established target for the measure.
2.	The CONTRACTOR will establish and provide for HSD/MAD approval a financial incentive model that rewards CONTRACTOR providers for the achievement of outcomes and adherence to protocols in childhood immunizations.

The model must include minimum requirements for provider participation and the methodology for distribution of the financial incentive. At a minimum, the model must include a mechanism to measure childhood immunizations, determine an increase in childhood immunizations and determine an increase in utilization of the New Mexico State Immunization Information System (SIIS).
The CONTRACTOR must establish a consistent means for comparing outcomes based on CONRACTOR experience and national standards as well as targets established by HSD/MAD.
The CONTRACTOR must demonstrate a statistically significant increase in the percent of children receiving immunizations during the year with the goal of meeting national standards.
vii.	Tracking Measures that are not subject to the Managed Care Withhold or Challenge Pool
The following measures are not subject to the Managed Care Withhold and shall be reported to HSD/MAD:
(a)	TM #1 — Breast Cancer Screening

(b)	TM #2 — Children/Adolescent Well Care Visits/EPSDT Screens

(c)	TM #3 — Teen Maternity Care

(d)	TM #4 — Obesity

(e)	TM #5 — Customer Support Services

(f)	TM #6 — EPSDT Preventive Dental Care

(g)	TM #7 — Cervical Cancer Screening

(h)	TM #8 — Diabetes Disease Management (HbA1c Testing)

(i)	TM #9 — EPSDT Waiver Services

(j)	TM #10 — Childhood Immunizations (0-35 months)

(k)	TM #11 — Provider Payment Timeliness
Article 2 (SCOPE OF WORK) Section 2.1.(2).U.i.(d). through (j) is amended to read as follows:
2.1.(2)U.i.	(d)	develop and implement written policies and procedures governing how care coordination shall be provided for members with special health care needs, as required by federal regulation. These policies shall address the development of a member’s individual plan of care, based on a comprehensive assessment of the goals, capacities and medical condition of the member and the needs and goals of the family. Also included shall be the criteria for evaluating a member’s response to care and revising the plan when indicated. A member and family shall be involved in the development of the plan of care, as appropriate. A member or family shall have a right to refuse care coordination or case management;
(e)	develop and implement written policies and procedures governing how care coordination shall be provided for members with physical health and behavioral health complex needs. These policies shall address mechanisms for exchanging relevant clinical information between the CONTRACTOR’S and the SE’s care coordinators and Medical Directors, as permitted under federal privacy laws, to ensure services are delivered in a coordinated manner. In addition, the policies shall address coordination with other entities such as protective services and the schools to ensure services across various systems are coordinated for these members, in accordance with federal privacy laws;

(f)	develop and implement policies and procedures which define care coordination, including the targeted case management programs, according to HSD/MAD policy on each. Direct, face-to-face meetings may be required as indicated for the targeted case management programs;

(g)	measure and evaluate outcomes and monitor progress of members to ensure that services are received and assist in resolution of identified problems and prevent duplication of services;

(h)	specify how care coordination shall be supported by an internal information system;

(i)	develop and implement policy and procedures to establish working relationships between care coordinators and providers; and

(j)	continue to work with the School Based Health Center providers to identify and coordinate with the child’s primary care provider (PCP).
Article 2 (SCOPE OF WORK) Section 2.1.(2).U.ii.(d). is amended to read as follows:
2.1.(2).U.ii.(d).	Coordination With Waiver Programs. The CONTRACTOR shall provide all covered benefits to members who are waiver participants. The applicable waiver programs include, but are not limited to, the Developmentally Disabled Waiver, the Disabled and Elderly Waiver, the Medically Fragile Waiver and the AIDS Waiver. An integral part of each waiver is the provision of case management. The CONTRACTOR shall coordinate closely with the waiver case manager to ensure that case information is shared, that necessary services are provided and that they are not duplicative. HSD/MAD shall monitor utilization to ensure that the CONTRACTOR provides to members who are waiver participants all benefits included in the CONTRACTOR benefit package. The CONTRACTOR shall have policies and procedures governing coordination of services with home and community-based Medicaid waiver programs to assist with complex care coordination.

Article 2 (SCOPE OF WORK) Section 2.2.(5). is amended to read as follows:
2.2.(5).	Special Situations
A.	Newborn Enrollment
Newborns of Medicaid eligible CONTRACTOR enrolled mothers are eligible for a period of twelve (12) months starting with the month of birth. The newborn is enrolled retroactive to the date of birth with the same CONTRACTOR the mother had during the birth month, as soon as the newborn’s Medicaid eligibility is approved. If the child’s mother is not a member of a CONTRACTOR at the time of the birth, then the child is enrolled during the next applicable enrollment cycle.
B.	Hospitalized Members
If the member is hospitalized at the time of disenrollment from Salud! or upon an approved switch from one contractor to another, the CONTRACTOR shall be responsible for payment for all covered inpatient facility and professional services provided within a licensed acute care facility, or a non-psychiatric specialty unit or hospitals as designated by the New Mexico Department of Health. The payer at the date of admission (MCO or FFS) remains responsible for services until the date of discharge. Services provided within a psychiatric unit of an acute care hospital are the responsibility of the SE and are excluded under this Amendment.
For the purpose of this CONTRACT:
1.	When a member is moved from or to a PPS exempt unit within an acute care hospital, the move is considered a “discharge.”

2.	When a member is moved from or to a specialty hospital as designated by DOH or HSD/MAD, the move is considered a “discharge.”

3.	When a member is moved from or to a PPS exempt hospital, the move is considered a “discharge.”

4.	When a member leaves the acute care hospital setting to a home/community setting, the move is considered a “discharge.”

5.	When a member leaves the acute care hospital setting to an institutional setting, the “discharge” date is based upon approval of the abstract and/or HSD/MAD.
Note: It is not a “discharge” when a member is moved from one acute care facility to another acute care facility, including out-of-state acute care facilities.
If a member is hospitalized and is disenrolled from managed care/FFS due to a loss in Medicaid coverage, the MCO or FFS, respectively, is only financially liable for the inpatient hospitalization and associated professional services until such time that the member/client is determined to be ineligible for Medicaid.
C.	Native Americans
The CONTRACTOR shall:
i.	make documented efforts to contract with the appropriate urban Indian clinics, tribally owned health centers, and IHS facilities for the provision of medically necessary services;

ii.	ensure that translation services are reasonably available when needed, both in providers’ offices and in contacts with the CONTRACTOR;

iii.	ensure appropriate medical transportation for Native American members residing in rural and remote areas; and

iv.	ensure that culturally appropriate materials are available to Native Americans.
D.	Members Placed in Nursing Facilities.
If a member is placed in a nursing facility for what is expected to be a long- term or permanent placement, the CONTRACTOR remains responsible for the member until the member is disenrolled by HSD/MAD. Disenrollment shall be defined by HSD/MAD to include the approval date of the abstract and/or other requirements. Failure of a nursing facility to maintain and/or submit a timely abstract authorization for an institutionalized member that causes the system to enroll the member into managed care is considered an error in enrollment. The CONTRACTOR is not responsible for payment of any medical services delivered and all capitations shall be recouped.
E.	Members Receiving Hospice Services.
Members who have elected and are receiving hospice services at the time of enrollment shall be exempt from enrolling in an MCO unless they revoke their hospice election.
Article 2 (SCOPE OF WORK) Section 2.3.(14).A.i. is amended to read as follows:
2.3.(14).	Standards For Provider Credentialing and Recredentialing
A.	Individual Providers
i.	The CONTRACTOR shall have written policies and procedures for the credentialing process that may not be discriminatory under applicable state or federal law, which include the CONTRACTOR’S initial credentialing of practitioners, as well as its subsequent re-credentialing, recertifying and/or re- appointment of practitioners. The credentialing process shall be completed within one hundred eighty (180) days from receipt of a fully completed application and all required documentation unless there are extenuating circumstances.
Article 2 (Scope of Work) Section 2.4 is amended to read as follows:
2.4	Benefits/Services
The CONTRACTOR shall be required to provide a comprehensive, coordinated and fully integrated system of health care services. The CONTRACTOR does not have the option of deleting access to benefits from the Medicaid defined benefit package. Access to Medicaid benefits must be available for physical health services directly by the CONTRACTOR’S network or with respect to behavioral health services through the CONTRACTOR’S referral and coordination system to the Statewide Entity.
Behavioral health services provided by the CONTRACTOR’S network providers will be covered by the CONTRACTOR even when the primary diagnosis is a behavioral health diagnosis. Facility costs, including emergency room costs, will be covered by the CONTRACTOR when billed on an acute care/general hospital facility claim form, including behavioral health services provided by hospital staff.
Laboratory and Radiology Services
The lab and radiology costs shall be the responsibility of the MCO when a BH provider orders lab or radiology work that is performed by an outside, independent laboratory or radiology facility, including those lab and radiology services provided for persons within a psychiatric unit, a freestanding psychiatric hospital or the UNM Psychiatric emergency room.
Lab and radiology services shall be the responsibility of the SE when they are provided within and billed by a free standing psychiatric hospital, a PPS exempt unit of a general acute care hospital or UNM Psychiatric ER. In the event that a psychiatrist orders lab work but completes that lab work in their office/facility and bills for it, the SE is responsible for the payment.
The following services are included in the covered benefit package of this Agreement:
Article 2 (SCOPE OF WORK) Section 2.4.(23). “Pregnancy Termination Procedures” is deleted. Section 2.4.(23). is added to now read as follows:
2.4.(23).	Telehealth Services
The benefit package will include telehealth services consistent with the HSD/MAD Program Policy Manual.
Article 2 (SCOPE OF WORK) Section 2.4.(27).C. is amended to read as follows:
2.4.(27).C.	The CONTRACTOR shall make preventive services available to members. The CONTRACTOR shall periodically remind and encourage their members to use benefits, including physical examinations, which are available and designed to prevent illness (e.g., HIV counseling and testing for pregnant women).

The services shall follow current national standards and are recommended by the U.S. preventive services task force, the Centers for Disease Control and Prevention, and the American College of Obstetricians and Gynecologists.

Article 2 (SCOPE OF WORK) Section 2.6.(13). is amended to read as follows:
2.6.(13).	Individuals with Special Health Care Needs Performance Measure

The CONTRACTOR shall initiate a quality strategy related to the identification and care of ISHCN members within the QM annual plan utilizing a performance measure specific to ISHCN.
Article 2 (SCOPE OF WORK) Section 2.9.(3).B. is amended to read as follows:
2.9.(3).B.	Notice of CONTRACTOR Action

The CONTRACTOR shall mail a notice of action to the member or provider and those parties affected by the decision within ten (10) days of the date of an action for previously authorized services as permitted under 42 CFR 431.213 and 431.214 and within fourteen (14) days of the action for newly requested services. Denials of claims which may result in client financial liability require immediate notification. The notice must contain, but not be limited to, the following:
Article 2 (SCOPE OF WORK) Section 2.9.(7).B. is amended to read as follows:
2.9.(7).	Reporting
B.	The CONTRACTOR shall provide to HSD/MAD monthly reporting of all provider and consumer grievances utilizing the state provided reporting templates and grievance codes. The CONTRACTOR shall provide a quarterly report to HSD/MAD of the analysis of all provider and member grievances received from or about Medicaid members, by the CONTRACTOR or its subcontractors, during the quarter. The analysis will include the identification of any indications of trends as well as any interventions taken to address those trends. This reporting will adhere to the timelines and procedures set forth in Section 2.12(2). In addition, the CONTRACTOR shall provide monthly aggregate reporting, as required by HSD/MAD, of all grievances including those informal grievances.

Article 2 (SCOPE OF WORK) Section 2.10.(7). is amended to read as follows:
2.10.(7).	Inspection and Audit for Solvency Requirements
The CONTRACTOR shall meet all requirements for licensure within the State with respect to inspection and auditing of financial records. The CONTRACTOR shall provide to HSD/MAD and/or its designee, all financial records required by HSD/MAD or its designee so that they may inspect and audit the CONTRACTOR’S financial records at least annually or at HSD/MAD’s discretion.
Article 2 (SCOPE OF WORK) Section 2.10.(8).A.ii. is amended to read as follows:
2.10.(8).A.ii.	The CONTRACTOR is required to date-stamp all claims in a manner that will allow determination of the calendar date of receipt. The CONTRACTOR shall pay ninety percent (90%) of all clean claims from practitioners who are in individual or group practice or who practice in shared health facilities within thirty (30) days of date of receipt, and shall pay ninety-nine percent (99%) of all such clean claims within ninety (90) days of receipt. A “clean claim” means a manually or electronically submitted claim from a participating provider that contains substantially all the required data elements necessary for accurate adjudication, whether paid or denied, without the need for additional information from outside of the health plan.
Article 2 (SCOPE OF WORK) Section 2.10.(8).A.iii.(d). is amended to read as follows:
2.10.(8).A.iii.(d).	The CONTRACTOR shall be required to report the number and allowed amount of clean claims that were not processed within the 45-day HSD/MAD requirement, including the amount of interest paid to providers. Such reports will be submitted in a time frame determined by HSD/MAD.
Article 2 (SCOPE OF WORK) Section 2.11.(11). is added to read as follows:
2.11.(11).	EMPLOYEE EDUCATION CONCERNING FALSE CLAIMS

The CONTRACTOR and all subcontractors shall:
A.	Establish written policies for all employees, agents, or contractors, that provide detailed information regarding the New Mexico Medicaid False Claims Act, NMSA 1978, §§27-14-1, et seq.; and the Federal False Claims Act established under sections 3729 through 3733 of title 31, United States Code, administrative remedies for false claims and statement established under chapter 38 of title 31, United States Code, including but not limited to, preventing and detecting fraud, waste, and abuse in Federal health care programs (as defined in section 1128B(f) of the Social Security Act);

B.	Include as part of such written policies, detailed provisions regarding the entity’s policies and procedures for detecting and preventing fraud, waste and abuse; and

C.	Include in any employee handbook, a specific discussion of the laws described in subparagraph (A), the rights of employees to be protected as whistleblowers, and the CONTRACTOR’S or subcontractor’s policies and procedures for detecting and preventing fraud, waste, and abuse.
HSD/MAD may, at its sole discretion, exempt the PROVIDER from the requirements set forth in this section; however, HSD/MAD shall not exclude the CONTRACTOR or subcontractor, if the CONTRACTOR or subcontractor receives at least $5,000,000 in annual payments from the HSD/MAD.

The following definitions apply to this section:
1.	An “employee” includes any officer or employee of the CONTRACTOR.

2.	A “subcontractor” or “vendor” includes any agent or person which or who, on behalf of the CONTRACTOR, furnishes, or otherwise authorizes the furnishing of Medicaid or other health care program items or services, performs billing or coding functions or is involved in monitoring of health care provided by the PROVIDER.
Article 2 (SCOPE OF WORK) Section 2.12. paragraph one is amended to read as follows:
2.12	REPORTING

The CONTRACTOR shall provide to HSD/MAD routine managerial, financial, utilization and quality reports. The content, format, and schedule for submission shall be determined by HSD/MAD in advance for the financial reporting period and shall conform to reasonable industry and/or to CMS standards. HSD/MAD shall notify CONTRACTOR, in writing, of changes to required/routine reports at least forty-five (45) business days prior to implementing the reporting change. The CONTRACTOR shall be held harmless if HSD/MAD fails to meet this requirement for any changes to existing reports. However, the CONTRACTOR is not otherwise relieved of any responsibility for the submission of late, inaccurate, or otherwise incomplete reports (see section 2.12.(1).D. Reporting). The first submission of a report revised by HSD/MAD to include a change in data requirement or definition will not be subject to penalty for accuracy. HSD/MAD, in order to reduce administrative duplication, may provide exceptions to the requirement for the submission of specific hard copy reports. HSD/MAD will notify each MCO regarding the change in routine reporting requirements.
Article 2 (SCOPE OF WORK) Section 2.12.(3).H. is amended to read as follows:
2.12.(3).H.	Financial Reporting Requirement

Reports post-marked with the due date will be considered as timely submission. If report due date falls on a weekend or holiday, receipt of the report the next business day is acceptable.

Reporting requirements include, but are not limited to, the following:

Definition	Frequency	Objective	Due Date
Calendar-Year Independently Audited Financial Statements	Annual	Examine for Solvency and CMS Compliance	June 1

Calendar-Year Medicaid- Specific Audited Schedule of Revenue and Expenses	Annual	Examine and determine for Solvency and CMS Compliance	June 1

Quarterly Medicaid specific unaudited Schedule of Revenue and Expenses	Quarterly	Examine and compare Administrative Expenditures by Line of Business	45 days from the end of quarter or the 15th day of the second month following the end of a quarter

Definition	Frequency	Objective	Due Date
Department of Insurance Reports	Quarterly Quarters 1, 2 & 3 (45 days from end of quarter) annually on 3/1	Examine and confirm Solvency and CMS Compliance	45 days from the end of quarter or the 15th of the month, March 1 for Annual Statement

Expenditures by Category of Services for hospital, pharmacy, physician, dental, transportation and other	Quarterly	Determine Cost Efficiency	45 days from end of Qtr or the 15th day of the second month following the end of the quarter

Expenditures of services to FQHCs and RHCs	Quarterly	Enable HSD/MAD to make wraparound payments to FQHCs and RHCs	30 days from end of Qtr

Expenditures specifically made to IHS and tribal 638 facilities	Quarterly	Enable HSD/MAD to reconcile the payments made by the CONTRACTOR to IHS and tribal 638 facilities, against the supplemental capitation payments made by HSD/MAD to the CONTRACTOR	30 days from end of Qtr

Identify the Fidelity Bond or Insurance Protection by Amount of Coverage in relation to Annual Payments. Identify MCO Directors, Officers Employees or Partners.	Annual	Examine and confirm Solvency and CMS Compliance	Initially and upon renewal

Analysis of Stop-loss protection with Detail of Panel Composition	Quarterly	Examine to determine Solvency, Rate Payment.	30 days from end of Qtr

Definition	Frequency	Objective	Due Date
Reinsurance Policy	Annual	Assess Solvency and CMS Compliance	Initially and upon renewal

Cash Reserve Statement	Quarterly	Examine and confirm Solvency and CMS Compliance	30 days from end of Qtr

Claims Payment Timeliness	Monthly	Compliance with the BBA payment timeliness requirements for 30- days and 90-days.	15 days from end of the month
Article 2 (SCOPE OF WORK) Section 2.12.(8). is amended to read as follows:
2.12.(8).	Provider Network Reports

The CONTRACTOR shall notify HSD/MAD within five (5) working days of any unexpected changes to the composition of its provider network that negatively affect member access or the CONTRACTOR’S ability to deliver all services included in the benefit package in a timely manner. Any anticipated material changes in the CONTRACTOR’S provider network shall be reported to HSD/MAD in writing when the CONTRACTOR knows of the anticipated change or within thirty (30) calendar days, whichever comes first. The notice submitted to HSD/MAD shall include the following information: nature of the change; information about how the change affects the delivery of covered services or access to the services; and the CONTRACTOR’S plan for maintaining the access and quality of member care.

In the event that substantial or material provider network changes occur, including when it is determined that a provider is otherwise unable to meet its contractual obligation, the CONTRACTOR shall be required to submit transition plans to HSD/MAD. The CONTRACTOR shall provide member demographic information, date or anticipated date of transition, any special conditions or barriers to transition, and other related information requested by HSD/MAD.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.6.(4). is amended to read as follows:
5.6.(4).	HSD/MAD shall recoup payments made by HSD/MAD pursuant to the time periods governed by this Agreement for the following:
A.	members incorrectly enrolled with more than one CONTRACTOR;

B.	members categorized as newborns or X5 except as provided for in Article 2.2.(5).A, 2.13.(5). and 5.6.(2). of this Agreement;

C.	members who die prior to the enrollment month for which payment was made; and/or

D.	members whom HSD/MAD later determines were not eligible for Medicaid during the enrollment month for which payment was made.

E.	In the event of an error, which causes payment(s) to the CONTRACTOR to be issued by HSD/MAD, HSD/MAD shall recoup the full amount of the payment. Interest shall accrue at the statutory rate on any amounts not paid and determined to be due after the thirtieth (30th) day following the notice. Any process that automates the recoupment procedures will be discussed in advance by HSD/MAD and the CONTRACTOR and documented in writing, prior to implementation of a new automated recoupment process. The CONTRACTOR has the right to dispute any recoupment action in accordance with contractual provision.

F.	For individuals who were enrolled with more than one CONTRACTOR, the CONTRACTOR from whom the capitation payment is recouped shall have the right to recoup incurred expenses from the CONTRACTOR who retains the capitation payment.
Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.6.(6). is added to read as follows:
5.6.(6).	If the member is hospitalized at the time of disenrollment from Salud! or upon an approved switch from one contractor to another, the CONTRACTOR shall be responsible for payment for all covered inpatient facility and professional services provided within a licensed acute care facility, or a non-psychiatric specialty unit or hospitals as designated by the New Mexico Department of Health. The payer at the date of admission (MCO or FFS) remains responsible for services until the date of discharge. Services provided within a psychiatric unit of an acute care hospital are the responsibility of the SE and are excluded under this Amendment.

For the purpose of this CONTRACT:
1.	When a member is moved from or to a PPS exempt unit within an acute care hospital, the move is considered a “discharge.”

2.	When a member is moved from or to a specialty hospital as designated by DOH or HSD/MAD, the move is considered a “discharge.”

3.	When a member is moved from or to a PPS exempt hospital, the move is considered a “discharge.”

4.	When a member leaves the acute care hospital setting to a home/community setting, the move is considered a “discharge.”

5.	When a member leaves the acute care hospital setting to an institutional setting, the “discharge” date is based upon approval of the abstract and/or HSD/MAD.
Note: It is not a “discharge” when a member is moved from one acute care facility to another acute care facility, including out-of-state acute care facilities.
If a member is hospitalized and is disenrolled from managed care/FFS due to a loss in Medicaid coverage, the MCO or FFS, respectively, is only financially liable for the inpatient hospitalization and associated professional services until such time that the member/client is determined to be ineligible for Medicaid.
Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.9 the first paragraph is amended to read as follows:
5.9	The CONTRACTOR shall accept the capitation rate paid each month by the HSD/MAD as payment in full for all services to be provided pursuant to this Agreement, including all administrative costs associated therewith. The CONTRACTOR’S income generated under this Agreement includes but is not limited to Third

Party Recoupments and Interest. HSD/MAD shall determine by annual agreement with the Contractor and notify the CONTRACTOR in writing, of the minimum percent of the CONTRACTOR’S income to be expended on the provision of medical health services required under this Agreement. Although HSD/MAD will calculate the CONTRACTOR’S income and expenditures at the end of the State Fiscal Year to determine if the minimum percent was expended on the medical health services the final determination of compliance will be determined by the average ratio of the total income and expenditures over the term of the Agreement, utilizing reported information and the Department of Insurance Reports. Administrative costs shall be no higher than the allowable percent, including administrative expenses for all CONTRACTOR-delegated entities. No later than 180 days after each anniversary of this Agreement, the CONTRACTOR will calculate its medical costs, as defined herein, from the inception of the Agreement. To the extent that medical costs incurred from the inception of the Agreement are less than the specified percentage of income generated under this Agreement for the same period, the CONTRACTOR will post with the State a performance bond in the amount of that difference. Within 180 days of the termination of this Agreement, the CONTRACTOR will calculate its medical costs from the inception of this Agreement to the termination date. To the extent that medical costs incurred from the inception of the Agreement to the termination date are less than the composite specified percentage of the income generated under this Agreement for the same period, the CONTRACTOR will pay such amount to the State no later than 195 days after the termination of the Agreement. Administrative costs, to be no higher than the specified percentage including administrative expenses for all CONTRACTOR-delegated entities and other financial information will be monitored on a regular basis by HSD/MAD. If during any 12 month period ending on each anniversary date of the Agreement less than 80% of income generated under this agreement is spent of medical costs, CONTRACTOR shall be subject to potential financial penalties and/or to sanctions including but not limited to a corrective action plan as defined in Section 8.1 of this Agreement. Financial information will be monitored on a regular basis by HSD/MAD. Upon mutual agreement of the parties, this requirement may be renegotiated pursuant to Article 12 due to revision of governmental or regulatory costs, taxes or fees. HSD/MAD agrees that payments by the CONTRACTOR to providers through a provider quality incentive program are to be categorized as medical health expenses or services under this Agreement and are properly included by CONTRACTOR in meeting the requirement that no less than the specified percentage of revenues are expended on medical health services under this Agreement. The CONTRACTOR agrees that any provider quality incentive program will be submitted to HSD/MAD for approval and will utilize performance measures designed to provide an incentive to CONTRACTOR’S provider network to improve quality, access, and satisfaction for Salud! members. The determination of allowable Administrative expenses under this Agreement shall be consistent with state and CMS requirements. The following are HSD/MAD’s designated administrative expense functions:
Article 19 (SUBCONTRACTS) Section 19.4 (Subcontracting Requirements) is amended to include 19.4.(10):
19.4.(10).	The CONTRACTOR will establish and provide for HSD/MAD approval a plan to utilize the New Mexico State Immunization Information System (SIIS).

The goal of SIIS is to improve immunization rates for all New Mexico children through an innovative public-private partnership. SIIS is working to develop an integrated, statewide computerized registry to network each child’s full immunization history. This system will ensure that health care providers have rapid access to complete and up-to-date immunization records.

The CONTRACTOR will collaborate with HSD/MAD and the Department of Health (DOH) in the implementation of the SIIS to ensure the secure, electronic exchange of immunization records to support the elimination of vaccine preventable diseases.

The CONTRACTOR will ensure that all subcontractors comply with the SIIS initiative.
Article 38 (ENTIRE AGREEMENT) is amended to include:
Except for those revisions required by CMS, state or federal requirements, revisions to the original Agreement shall require an amendment agreed to by both parties. Capitation payments shall remain in effect as specified in Articles 5.5 (Changes in Capitation Rates), Article 12 (Contract Modification) and Article 36 (Amendments).

MOLINA
July 1, 2007 — June 30, 2008

Rate Cohort	Cohort Description	Year 11 Rates	Composite PMPM
1	TANF / AFDC, CYFD 0 - 2 Months	$**
2	TANF /AFDC, 2 Months -20 Years	$**
3	TANE / AFDC 21 - 49 Female	$**
4	TAND / AFDC 21 - 49 Male	$**
5	TANF / AFDC 50 +	$**
6	SSI & Waiver 2 months - 1 Year Male & Female	$**
7	SSI & Waiver 1 - 20 Years Male & Female	$**
8	SSI & Waiver 21 - 39 Female	$**
9	SSI & Waiver 21 - 39 Male	$**
10	SSI & Waiver 40 +, Aged 65 +	$**
11	PW, MA15-49	$**
12	CYFD 2 Months - 20 Years	$**

$ **

CONTRACTOR		State of NM HSD Representative

BY:	/s/ Ann O. Wehr	BY:	/s/ C. Ingram

TITLE:	CEO	TITLE:	Director

DATE:	6/20/07	DATE:	7/1/07

**	Pursuant to New Mexico Administrative Code Section 8.305.11.9, confidential treatment under Exchange Act Rule 24b-2 has been requested for these rate amounts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of execution by the State Contracts Officer, below.

CONTRACTOR

By:	/s/ Ann O. Wehr	Date: 5/21/07

Title:

STATE OF NEW MEXICO

By:	/s/ Kathryn Fall	Date: 7/9/07

Secretary
Human Services Department

Approved as to Form and Legal sufficiency:

By:	/s/ Paul Ritzma	Date: 6/24/07

General Counsel
Human Services Department

TAXATION AND REVENUE DEPARTMENT

ID NUMBER: 02-215219-009

By:	/s/ Julie Rico	Date: 7/12/07

DEPARTMENT OF FINANCE AND ADMINISTRATION

By:	/s/ Angie Yardio	Date: 07/30/07

State Contracts Officer
EFFECTIVE
JUL 1 2007
CONTRACT REVIEW BUREAU